EXHIBIT (d)
Securities of the Registrant Outstanding as of
June 30, 2005

Outstanding Indebtedness of QTC (Face Value)
Maturity Analysis

	As at June 30, 2005
	0-3	3-12	1-5	Over 5
	months	months	years	years	TOTAL
			(in $ millions)
Offshore Debt(1)	142	67	5,006	4,362	9,577
Domestic Debt(2)(3)	199	839	6,816	6,057	13,911

Total	$341	$906	$11,822	$10,419	$23,488

(1)	These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$109 million outstanding under the Corporation’s United States and European commercial paper facilities as at June 30, 2005.

(2)	Maturities of discounted loans are included at face value.

(3)	These totals include A$635 million outstanding under the Corporation’s Australian dollar Treasury note facility as at June 30, 2005.
Government Debt
At the end of this exhibit is a list of all outstanding debt issued by QTC.
Other Guaranteed Debt and Contingent Liabilities
Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended by the Statutory Bodies Financial Arrangements Amendment Act 1996), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland. That legislation also preserves similar guarantees given under legislation that it replaced. In addition, the Industrial Development Act 1963 preserves guarantees of borrowings of other bodies made under the Industrial Development Act 1963-1981. Guarantees are also given in respect of borrowings made by Co-operative Housing Societies which on-lend funds for home purchase.

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The following table indicates the State’s contingent liabilities on account of such guaranteed debt at the end of the five fiscal years to 2004-05.
Summary of Debt Outstanding of Departments, Treasury,
Statutory and Other Bodies
(other than that debt detailed under Queensland Treasury Corporation)

	As at June 30,
	2001	2002	2003	2004	2005

Total	$2,266	$2,524	$2,291	$2,162	$2,368

Included in the above are obligations associated with the Queensland Government’s guarantee of all insurance policies issued prior to December 1, 1996 by the Suncorp Insurance and Finance Corporation (“Suncorp”). Suncorp, together with Suncorp Building Society and Queensland Industry Development Corporation merged with Metway Bank Limited with effect from December 1, 1996. Pursuant to the provisions of the State Government Institution and Metway Merger Facilitation Act 1996, all insurance policies (principally concerning life insurance, general insurance and superannuation) issued by Suncorp prior to December 1, 1996 will continue to be guaranteed by the Queensland Government.
The obligations of Suncorp under such insurance policies are funded on an actuarial basis or reinsured by Suncorp, pursuant to management guidelines.
Exchange Rate of the Australian Dollar
Exchange rates for the major currencies in which debt of Queensland Treasury Corporation and Queensland is denominated, expressed as an Australian dollar against the foreign currency equivalent are shown in the table below:

	As at June 30,
Currency	2001	2002	2003	2004	2005

US Dollar	0.5100	0.5628	0.6674	0.6952	0.5100
Japanese Yen	63.61	67.45	79.99	76.08	63.61
Swiss Franc	0.9164	0.8397	0.9017	0.8704	0.9164
Pounds Sterling	0.3623	0.3692	0.4038	0.3835	0.3623
Euro	0.6002	0.5715	0.5840	0.5708	0.6002
NZ Dollar				1.0997	1.0824
Source: U.S. Federal Reserve Board

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OUTSTANDING DOMESTIC A$ INDEBTEDNESS AS AT JUNE 30, 2005*

Coupon Rate		Face Value	Market Value
(% per annum)	Date of Maturity	(in dollars)	(in dollars)

5.50	May 2010	1,780,000,000.00	1,805,107,340.90
6.50	June 2005	0	0
8.00	September 2007	4,024,487,000.00	4,341,723,401.93
6.00	July 2009	2,509,800,000.00	2,641,775,074.53
6.00	June 2011	2,909,250,000.00	3,013,340,188.91
6.00	August 2013	2,368,000,000.00	2,521,121,757.66
6.00	October 2015	2,028,600,000.00	2,155,163,176.32
6.00	June 2021	457,530,000.00	488,151,548.94
Various	Various	635,000,000.00	612,803,487.29
Various	Various	477,611,000.00	481,577,994.49
Various	Various	2,705,700.00	2,993,674.12
Zero	June 2011	336,373,537.46	246,054,705.40
5.11	September 2007	30,000,000.00	30,252,345.82
Various	Various 2005	19,357,430.48	19,532,942.52
Various	Various 2006	7,045,450.00	7,045,675.91
Various	Various 2007	6,823,450.00	6,816,665.35
Various	Various 2008	1,724,900.00	1,731,557.77
Various	Various	4,217,919.02	5,318,939.05
Various	Various	13,035,250.00	16,189,805.96

Total			18,396,700,282.87

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OUTSTANDING FOREIGN CURRENCY DENOMINATED OFFSHORE INDEBTEDNESS OF
QUEENSLAND TREASURY CORPORATION
As at June 30, 2005
(at Face Value)

Year of Issue	Currency	Amount	Coupon	Maturity	A$ Market Valuation

2003	NZD	19,730,000.00	4.72%	28 October 2005	19,743,073.96
2005	USD	50,000,000.00	Euro-CP	18 July 2005	49,921,317.70
	USD	50,000,000.00	CP	18 July 2005	49,921,317.70

Total					$119,585,709.36

OUTSTANDING AUSTRALIAN DOLLAR DENOMINATED OFFSHORE DEBT OF
QUEENSLAND TREASURY CORPORATION
GLOBAL A$ BONDS AUD
as at June 30, 2005

Year of Issue	Interest Coupon	Maturity Date	Face Value(A$)	Market Value(A$)

Various	8%	September 2007	2,207,349,000.00	2,381,346,693.31
Various	6%	July 2009	1,809,942,000.00	1,905,105,603.95
Various	6%	June 2011	1,964,028,000.00	2,021,612,089.01
Various	6%	August 2013	1,385,431,000.00	1,475,010,661.29
Various	6%	October 2015	981,298,000.00	1,042,517,842.40
Various	5.5%	May 2010	510,000,000.00	517,193,676.32

Total			$8,858,048,000.00	$9,342,786,566.28

A$ EURO-COMMERCIAL PAPER
as at June 30, 2005

Year of Issue	Coupon	Maturity Date	Face Value(A$)	Market Value(A$)

2005	5.46%	August 2005	10,970,000.00	10,884,782.81

Total			$10,970,000.00	$10,884,782.81

A$ EURO-MEDIUM TERM NOTES
as at June 30, 2005

Year of Issue	Coupon Rate	Maturity Date	Face Value(A$)	Market Value(A$)

2005	12.00%	June 2013	45,000,000.00	63,593,045.99
2003	4.80%	December 2005	48,100,000.00	48,102,553.32
2003	4.406%	November 2006	65,589,000.00	64,819,910.82
2002	5.55%	April 2007	93,600,000.00	94,566,608.47
2003	4.52%	April 2008	38,600,000.00	37,945,414.42
2003	4.57%	May 2008	58,800,000.00	57,579,546.31
2003	12.0%	September 2009	15,000,000.00	19,102,077.91
2003	0.50%	May 2010	29,000,000.00	22,985,649.33
2003	5.02%	October 2006	175,930,000.00	176,327,290.25

Total			$569,619,000.00	$585,022,096.82

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US$ EURO MEDIUM-TERM NOTES
as at June 30, 2005

Year of Issue	Coupon Rate	Maturity Date	Face Value (A$)	Market Value (A$)

—	—	—	—	—

US$ MEDIUM-TERM NOTES
as at June 30, 2005

Year of Issue	Coupon Rate	Maturity Date	Face Value	Market Value

US$ Denominated	—	—	—	—

QUEENSLAND TREASURY CORPORATION DEBT UNDER THE
COMMONWEALTH SAVINGS BANK AGREEMENT
as at June 30, 2005

	Interest Rate		Principal Amount	Market Value
Year of Issue	(% per annum)	Maturity Date	(in dollars)	(in dollars)

—	—	—	—	—

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